Workstream Inc. Closes on $20 Million Capital Raise

Burlingame, CA, August 9, 2007 - Workstream Inc. (NASDAQ - WSTM), a leading provider of on-demand compensation, performance and talent management solutions, announced that on August 3, 2007, the Company consummated the previously announced private placement of securities pursuant to which the Company raised $20,000,000 through the sale of Special Warrants convertible into an aggregate of 16,000,000 common shares of the Company at a conversion rate of $1.25 per share and additional Warrants to purchase an aggregate of 4,000,000 common shares at an exercise price of $1.40 per share. The Company used a portion of the proceeds from the transaction to immediately retire all indebtedness owing to its principal lender and will use the remaining proceeds for working capital and growth capital purposes.

About Workstream Inc.

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, VISA and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For more information contact:

Phil Oreste
Workstream Inc.
Tel: 866-953-8800 ext. 888
Email: investorrelations@workstreaminc.com